     As filed with the Securities and Exchange Commission on May 28, 2002

                                                              File No.  0-49741
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               -----------------

                                   FORM 10/A

                                AMENDMENT NO. 2


                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               -----------------

                        PACKAGING DYNAMICS CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)

                               -----------------

                     Delaware                  32-0009217
                  (State or Other           (I.R.S. Employer
                  Jurisdiction of          Identification No.)
                 Incorporation or
                   Organization)

              3900 West 43rd Street,              60632
                 Chicago, Illinois
               (Address of Principal           (Zip Code)
                Executive Offices)

                                (773) 843-8000
             (Registrant's Telephone Number, Including Area Code)

                               -----------------

       Securities to be registered under Section 12(b) of the Act: None.

                                          Name of Each Exchange
                Title of Each Class     on Which Each Class is to
                To Be So Registered           be Registered
                -------------------           -------------

                               -----------------

          Securities to be registered under Section 12(g) of the Act:

                    common stock, par value $.01 per share
                               (Title of Class)

================================================================================

                        PACKAGING DYNAMICS CORPORATION

I. INFORMATION INCLUDED IN INFORMATION STATEMENT AND INCORPORATED IN FORM 10 BY REFERENCE

   An information statement is included as Exhibit 99.1 to this registration statement on Form 10. We are furnishing some of the information called for by a number of the items in Form 10 by incorporating the information by reference to the information statement.

   Packaging Dynamics Corporation, referred to in the information statement as Packaging Dynamics, is a Delaware corporation established as a holding company to own all of the limited liability company interests in Packaging Holdings, L.L.C., a Delaware limited liability company referred to in the information statement as Packaging Holdings. Packaging Holdings is the sole member of Packaging Dynamics, L.L.C., a Delaware limited liability company referred to in the information statement as PDLLC, which is the parent company of several operating subsidiaries.

   Set forth below is a cross-reference sheet identifying the portions of the information statement incorporated by reference in each Form 10 item.

                         CROSS-REFERENCE SHEET BETWEEN
                  INFORMATION STATEMENT AND ITEMS OF FORM 10

                                                                    Section(s) of Information
                     Form 10 Item                              Statement Incorporated by Reference
                     ------------                              -----------------------------------
Item 1. Business....................................... "Summary," "The Distribution," "Risk Factors,"
                                                        "Cautionary Statement Concerning Forward-
                                                        Looking Statements," "Capitalization,"
                                                        "Management's Discussion and Analysis of
                                                        Financial Condition and Results of Operations"
                                                        and "Business."

Item 2. Financial Information.......................... "Summary," "Capitalization," "Pro Forma
                                                        Consolidated Financial Data," "Selected
                                                        Historical Financial Data," "Management's
                                                        Discussion and Analysis of Financial Condition
                                                        and Results of Operations," "Index to Financial
                                                        Statements" and the financial statements and
                                                        related notes set forth thereafter.

Item 3. Properties..................................... "Business--Properties."

Item 4. Security Ownership of Certain Beneficial Owners "The Distribution," "Management" and
        and Management................................. "Ownership of Packaging Dynamics Common
                                                        Stock."

Item 5. Directors and Executive Officers............... "Management."

Item 6. Executive Compensation......................... "Management" and "Ownership of Packaging
                                                        Dynamics Common Stock."
Item 7. Certain Relationships and Related               "Management--Compensation Committee
        Transactions................................... Interlocks and Insider Participation" and "Related
                                                        Party Transactions."

                                                                   Section(s) of Information
                     Form 10 Item                             Statement Incorporated by Reference
                     ------------                             -----------------------------------
Item 8.  Legal Proceedings............................ "Business--Legal Proceedings."

Item 9.  Market Price of and Dividends on the          "Risk Factors," "The Distribution," "Dividend
         Registrant's Common Equity and Related        Policy," "Management" and "Description of
         Stockholder Matters.......................... Capital Stock of Packaging Dynamics."

Item 10. Recent Sales of Unregistered Securities...... Not included in information statement. See Part II below.

Item 11. Description of Registrant's Securities to be  "The Distribution," "Dividend Policy" and
         Registered................................... "Description of Capital Stock of Packaging
                                                       Dynamics."

Item 12. Indemnification of Directors and Officers.... "Management--Limitation of Liability of
                                                       Directors and Indemnification of Directors and
                                                       Officers."

Item 13. Financial Statements and Supplementary Data.. "Summary," "Pro Forma Consolidated Financial
                                                       Data," "Selected Historical Financial Data,"
                                                       "Index to Financial Statements" and the financial
                                                       statements and related notes set forth thereafter.

Item 14. Changes in and Disagreements with Accountants Not included in information statement. See Part II on Accounting and Financial Disclosure....... below.

Item 15. Financial Statements and Exhibits............ "Index to Financial Statements" and the financial statements set forth thereafter.

            II.  INFORMATION NOT INCLUDED IN INFORMATION STATEMENT

Item 10.   Recent Sales of Unregistered Securities.

   On March 18, 2002, Packaging Dynamics Corporation issued 100 shares of its common stock to IPMC, Inc., its direct parent and an indirect wholly-owned subsidiary of Ivex Packaging Corporation, for consideration of $100. No underwriter was involved in this sale, and, in the opinion of Packaging Dynamics Corporation, this transaction was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by virtue of Section 4(2) thereof in that such transaction did not involve any public offering. The sole offeree in connection with such sale was IPMC, Inc., an indirect wholly-owned subsidiary of Ivex Packaging Corporation. IPMC, Inc. was an "accredited investor" within the meaning of such term as defined in Regulation D under the Securities Act by virtue of Rules 501(a)(3) and 501(a)(8) thereunder, because, during the relevant periods, Ivex Packaging Corporation had total assets in excess of $5 million, and all of the equity of IPMC, Inc. was owned by Ivex Packaging Corporation through other direct and indirect wholly-owned corporate subsidiaries of Ivex Packaging Corporation. In addition, Packaging Dynamics Corporation believes that IPMC, Inc. was a sophisticated investor, because, as a wholly-owned subsidiary of Ivex Packaging Corporation, which caused the formation of Packaging Dynamics Corporation, IPMC, Inc. had access to information concerning Packaging Dynamics Corporation necessary to make an investment decision with respect to Packaging Dynamics Corporation common stock. IPMC, Inc. represented its intention to acquire the shares of Packaging Dynamics Corporation common stock for investment only and not with a view to or for sale in connection with any "distribution" thereof, as such term has been construed under Section 2(a)(11) under the Securities Act. An appropirate legend was affixed to the share certificate issued in such transaction.

Item 12.  Indemnification of Directors and Officers.

   Section 102 of the Delaware General Corporation Law allows a corporation to eliminate or limit the personal liability of a director of the corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

   Under Section 145 of the Delaware General Corporation Law, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that the person is or was a director, officer, agent or employee of ours or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. Section 145 provides that the power to indemnify applies
(a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner which the person reasonably believed to be in our best interests, or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The power to indemnify under Section 145 also applies to actions brought by us or in our right, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification of a person shall be made in the event of any adjudication of negligence or misconduct in the performance of the person's duties to us, unless the court believes that in light of all the circumstances indemnification should apply.

Item 14. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

None.

Item 15.  Financial Statements and Exhibits.

   (a) Financial Statements. The following financial statements and related financial statement schedules are incorporated by reference to the information statement filed as Exhibit 99.1 to this registration statement on Form 10:

                                                                                              Information
                                                                                               Statement
Description                                                                                      Page
-----------                                                                                   -----------
Packaging Holdings, L.L.C.
 Audited Financial Statements and Schedules:
   Report of Independent Accountants.........................................................    F-2
   Consolidated Balance Sheets as of December 31, 2001 and 2000..............................    F-3
   Consolidated Statements of Operations for the Years Ended December 31, 2001, 2000 and
     1999....................................................................................    F-4
   Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2000, and
     1999....................................................................................    F-5
   Consolidated Statements of Members' Equity and Other Comprehensive Income (Loss) for the
     Years Ended December 31, 2001, 2000 and 1999............................................    F-6
   Notes to Consolidated Financial Statements................................................    F-7
   Schedule I--Condensed Financial Information...............................................    F-19
   Schedule II--Valuation and Qualifying Accounts and Reserves...............................    F-22
 Unaudited Interim Financial Statements:
   Consolidated Balance Sheets as of March 30, 2002 and December 31, 2001....................    F-23
   Consolidated Statements of Operations for the three months ended March 30, 2002 and
     March 31, 2001..........................................................................    F-24
   Consolidated Statements of Cash Flows for the three months ended March 30, 2002 and
     March 31, 2001..........................................................................    F-25
   Consolidated Statements of Members' Equity and Other Comprehensive Income (Loss) for the
     three months ended March 30, 2002 and the year ended December 31, 2001..................    F-26
   Notes to Consolidated Financial Statements................................................    F-27
Alupac Holding, Inc. and Subsidiary:
   Report of Independent Accountants.........................................................    F-32
   Consolidated Statement of Operations for the period from January 1, 1999 to July 14, 1999.    F-33
   Consolidated Statement of Cash Flows for the period from January 1, 1999 to July 14, 1999.    F-34
   Notes to Consolidated Financial Statements................................................    F-35

   (b) Exhibits. The following documents are filed as exhibits to this registration statement on Form 10:


Exhibit
  No.                                               Description
-------                                             -----------
  2.1   Distribution Agreement dated as of March 18, 2002 between Ivex Packaging Corporation and
          Packaging Dynamics Corporation (filed on March 19, 2002 as Exhibit 2.2 to Ivex Packaging
          Corporation's Current Report on Form 8-K, dated March 18, 2002, SEC File No. 1-13968), and incorporated herein by reference

  2.2   Letter Agreement, dated March 18, 2002, among Ivex Packaging Corporation, DCBS Investors,
          L.L.C., CB Investors, L.L.C. and Packaging Investors, L.P. (filed on March 19, 2002 as Exhibit 2.3 to Ivex Packaging Corporation's Current Report on Form 8-K, dated March 18, 2002, SEC File No.
          1-13968), and incorporated herein by reference

  2.3*  Form of Amendment to Distribution Agreement dated as of May    , 2002 between Ivex Packaging
          Corporation and Packaging Dynamics Corporation

  3.1*  Form of Restated Certificate of Incorporation of Packaging Dynamics Corporation

  3.2*  Bylaws of Packaging Dynamics Corporation

  4.1   Reference is hereby made to Exhibit 3.1 and Exhibit 3.2.

  4.2*  Specimen Common Stock Certificate of Packaging Dynamics Corporation

Exhibit
  No.                                                 Description
-------                                               -----------
   4.3*  Form of Registration Rights Agreement by and among Packaging Investors, L.P., DCBS Investors,
           L.L.C., CB Investors, L.L.C. and Packaging Dynamics Corporation
   4.4*  Form of Stockholders Agreement by and among Packaging Investors, L.P., DCBS Investors, L.L.C.
           and CB Investors, L.L.C.
  10.1   Reference is hereby made to Exhibit 2.1, Exhibit 2.2 and Exhibit 2.3.
  10.2** Form of Tax Sharing Agreement by and between Ivex Packaging Corporation and Packaging
           Dynamics Corporation
  10.3*  Credit Agreement, dated as of November 20, 1998, among Packaging Dynamics, L.L.C., Packaging
           Holdings, L.L.C., each of the subsidiaries of Packaging Dynamics, L.L.C., the Lenders thereunder and NationsBank, N.A., as Agent for the Lenders
  10.4*  First Amendment to Credit Agreement dated as of July 15, 1999 among Packaging Dynamics, L.L.C.,
           CB Acquisition, Inc., the Existing Guarantors identified therein, the Lenders identified therein and
           Bank of America, N.A., formerly known as NationsBank, N.A., as Agent for the Lenders
  10.5*  Second Amendment to Credit Agreement, dated as of November 12, 1999, among Packaging
           Dynamics, L.L.C., International Converter, Inc., the persons identified as Guarantors therein, the persons identified as Lenders therein and Bank of America, N.A., formerly known as NationsBank,
           N.A., as Agent for the Lenders
  10.6*  Third Amendment to Credit Agreement, dated as of August 18, 2000, among Packaging Dynamics,
           L.L.C., International Converter, Inc., the persons identified as Guarantors therein, the persons identified as Lenders therein and Bank of America, N.A., formerly known as NationsBank, N.A., as
           Agent for the Lenders
  10.7*  Fourth Amendment to Credit Agreement, dated as of May 10, 2001, among Packaging Dynamics,
           L.L.C., International Converter, Inc., the persons identified as Guarantors therein, the persons identified as Lenders therein and Bank of America, N.A., formerly known as NationsBank, N.A., as
           Agent for the Lenders
  10.8*  Packaging Holdings, L.L.C. Subordinated Note, dated July 1999, payable to Lombard Investments,
           Inc.
  10.9*  Packaging Holdings, L.L.C. Subordinated Note, dated November 20, 1998, payable to IPMC, Inc.
 10.10*  Loan Agreement, dated December 27, 1993, by and between Bagcraft Corporation of America and the
           City of Baxter Springs, Kansas
 10.11*  Assignment and Assumption Agreement dated as of November 20, 1998 by and among Bagcraft
           Corporation of America, Packaging Dynamics, L.L.C. and Bagcraft Acquisition, L.L.C.
 10.12*  Commercial Guaranty made as of November 20, 1998 by Bagcraft Acquisition, L.L.C. in favor of the
           City of Baxter Springs, Kansas.
 10.13*  Amended and Restated Consulting Agreement, dated as of June 30, 1999, between IPC, Inc. and
           Packaging Dynamics, L.L.C.
 10.14*  Sublease, dated December 16, 1975, E.I. DuPont de Nemours and Company and Bagcraft Corporation
           of America, with amendment dated April 30, 1996

 10.15*  Lease, dated November 19, 1999, between 6501 Corporation and Packaging Dynamics, L.L.C.

 10.16*  ISDA(R) Master Agreement, dated as of May 16, 2001, between Bank of America, N.A. and Packaging
           Dynamics, L.L.C.

 10.17*  Interest Rate Swap Confirmation, dated May 30, 2001, from Bank of America, N.A. to Packaging
           Dynamics, L.L.C.

 10.18*  Interest Rate Swap Confirmation, dated September 25, 2001, from Bank of America, N.A. to
           Packaging Dynamics, L.L.C.

Exhibit
  No.                                             Description
-------                                           -----------

 10.19* ISDA(R) Master Agreement, dated as of December 4, 1998, between ABN AMRO Bank, N.V. and
          Packaging Dynamics, L.L.C.

 10.20* Interest Rate Swap Confirmation, dated September 14, 2001, from ABN AMRO Bank N.V., Chicago
          Branch, to Packaging Dynamics, L.L.C.

 10.21* Severance Agreement, dated January 29, 2001, between Packaging Holdings, L.L.C., Packaging
          Dynamics, L.L.C. and Phil Harris

 10.22* Severance Agreement, dated August 1, 2000, between Packaging Dynamics, L.L.C. and Jeremy S.
          Lawrence

 10.23* Severance Agreement, dated November 18, 1998, between Bagcraft Acquisition, L.L.C. and Mike
          Arduino

 10.24* Severance Agreement, dated November 18, 2000, between Bagcraft Acquisition, L.L.C. and Randy L.
          Van Antwerp

 10.25* Form of Severance Agreement between IPMC Acquisition, L.L.C. and Edward Turner

 10.26* 2001 Packaging Holdings, L.L.C. Long-Term Incentive Compensation Plan

 10.27* Form of Packaging Dynamics 2002 Long Term Incentive Stock Plan

 10.28* Packaging Dynamics, L.L.C. 2002 Incentive Compensation Plan for Packaging Dynamics Executives

 10.29* Packaging Dynamics LLC Employee 401(k) Plan

 10.30* Form of Nonqualified Stock Option Agreement

  21.1* Subsidiaries of Packaging Dynamics Corporation

  99.1  Information Statement

--------
 * Previously filed.
** To be filed by amendment.

                                  SIGNATURES

   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          PACKAGING DYNAMICS CORPORATION

                                              By: /S/  PHILLIP D. HARRIS
                                                  -----------------------------
                                                  Phillip D. Harris
                                                  President and Chief Executive
                                                  Officer



   Dated: May 28, 2002

                                 EXHIBIT INDEX


Exhibit
  No.                                                 Description
-------                                               -----------

   2.1   Distribution Agreement dated as of March 18, 2002 between Ivex Packaging Corporation and
           Packaging Dynamics Corporation (filed on March 19, 2002 as Exhibit 2.2 to Ivex Packaging
           Corporation's Current Report on Form 8-K, dated March 18, 2002, SEC File No. 1-13968), and incorporated herein by reference

   2.2   Letter Agreement, dated March 18, 2002, among Ivex Packaging Corporation, DCBS Investors,
           L.L.C., CB Investors, L.L.C. and Packaging Investors, L.P. (filed on March 19, 2002 as Exhibit 2.3 to Ivex Packaging Corporation's Current Report on Form 8-K, dated March 18, 2002, SEC File No.
           1-13968), and incorporated herein by reference

   2.3*  Form of Amendment to Distribution Agreement dated as of May   , 2002 between Ivex Packaging
           Corporation and Packaging Dynamics Corporation

   3.1*  Form of Restated Certificate of Incorporation of Packaging Dynamics Corporation

   3.2*  Bylaws of Packaging Dynamics Corporation

   4.1   Reference is hereby made to Exhibit 3.1 and Exhibit 3.2.

   4.2*  Specimen Common Stock Certificate of Packaging Dynamics Corporation

   4.3*  Form of Registration Rights Agreement by and among Packaging Investors, L.P., DCBS Investors,
           L.L.C., CB Investors, L.L.C. and Packaging Dynamics Corporation

   4.4*  Form of Stockholders Agreement by and among Packaging Investors, L.P., DCBS Investors, L.L.C.
           and CB Investors, L.L.C.

  10.1   Reference is hereby made to Exhibit 2.1, Exhibit 2.2 and Exhibit 2.3.

  10.2** Form of Tax Sharing Agreement by and between Ivex Packaging Corporation and Packaging
           Dynamics Corporation

  10.3*  Credit Agreement, dated as of November 20, 1998, among Packaging Dynamics, L.L.C., Packaging
           Holdings, L.L.C., each of the subsidiaries of Packaging Dynamics, L.L.C., the Lenders thereunder and NationsBank, N.A., as Agent for the Lenders

  10.4*  First Amendment to Credit Agreement dated as of July 15, 1999 among Packaging Dynamics, L.L.C.,
           CB Acquisition, Inc., the Existing Guarantors identified therein, the Lenders identified therein and
           Bank of America, N.A., formerly known as NationsBank, N.A., as Agent for the Lenders

  10.5*  Second Amendment to Credit Agreement, dated as of November 12, 1999, among Packaging
           Dynamics, L.L.C., International Converter, Inc., the persons identified as Guarantors therein, the persons identified as Lenders therein and Bank of America, N.A., formerly known as NationsBank,
           N.A., as Agent for the Lenders

  10.6*  Third Amendment to Credit Agreement, dated as of August 18, 2000, among Packaging Dynamics,
           L.L.C., International Converter, Inc., the persons identified as Guarantors therein, the persons identified as Lenders therein and Bank of America, N.A., formerly known as NationsBank, N.A., as
           Agent for the Lenders

  10.7*  Fourth Amendment to Credit Agreement, dated as of May 10, 2001, among Packaging Dynamics,
           L.L.C., International Converter, Inc., the persons identified as Guarantors therein, the persons identified as Lenders therein and Bank of America, N.A., formerly known as NationsBank, N.A., as
           Agent for the Lenders

  10.8*  Packaging Holdings, L.L.C. Subordinated Note, dated July 1999, payable to Lombard Investments,
           Inc.

  10.9*  Packaging Holdings, L.L.C. Subordinated Note, dated November 20, 1998, payable to IPMC, Inc.

 10.10*  Loan Agreement, dated December 27, 1993, by and between Bagcraft Corporation of America and the
           City of Baxter Springs, Kansas

 10.11*  Assignment and Assumption Agreement dated as of November 20, 1998 by and among Bagcraft
           Corporation of America, Packaging Dynamics, L.L.C. and Bagcraft Acquisition, L.L.C.

Exhibit
  No.                                             Description
-------                                           -----------

 10.12* Commercial Guaranty made as of November 20, 1998 by Bagcraft Acquisition, L.L.C. in favor of the
          City of Baxter Springs, Kansas.

 10.13* Amended and Restated Consulting Agreement, dated as of June 30, 1999, between IPC, Inc. and
          Packaging Dynamics, L.L.C.

 10.14* Sublease, dated December 16, 1975, E.I. DuPont de Nemours and Company and Bagcraft Corporation
          of America, with amendment dated April 30, 1996

 10.15* Lease, dated November 19, 1999, between 6501 Corporation and Packaging Dynamics, L.L.C.

 10.16* ISDA(R) Master Agreement, dated as of May 16, 2001, between Bank of America, N.A. and Packaging
          Dynamics, L.L.C.

 10.17* Interest Rate Swap Confirmation, dated May 30, 2001, from Bank of America, N.A. to Packaging
          Dynamics, L.L.C.

 10.18* Interest Rate Swap Confirmation, dated September 25, 2001, from Bank of America, N.A. to
          Packaging Dynamics, L.L.C.

 10.19* ISDA(R) Master Agreement, dated as of December 4, 1998, between ABN AMRO Bank, N.V. and
          Packaging Dynamics, L.L.C.

 10.20* Interest Rate Swap Confirmation, dated September 14, 2001, from ABN AMRO Bank N.V., Chicago
          Branch, to Packaging Dynamics, L.L.C.

 10.21* Severance Agreement, dated January 29, 2001, between Packaging Holdings, L.L.C., Packaging
          Dynamics, L.L.C. and Phil Harris

 10.22* Severance Agreement, dated August 1, 2000, between Packaging Dynamics, L.L.C. and Jeremy S.
          Lawrence

 10.23* Severance Agreement, dated November 18, 1998, between Bagcraft Acquisition, L.L.C. and Mike
          Arduino

 10.24* Severance Agreement, dated November 18, 2000, between Bagcraft Acquisition, L.L.C. and Randy L.
          Van Antwerp

 10.25* Form of Severance Agreement between IPMC Acquisition, L.L.C. and Edward Turner

 10.26* 2001 Packaging Holdings, L.L.C. Long-Term Incentive Compensation Plan

 10.27* Form of Packaging Dynamics 2002 Long Term Incentive Stock Plan

 10.28* Packaging Dynamics, L.L.C. 2002 Incentive Compensation Plan for Packaging Dynamics Executives

 10.29* Packaging Dynamics LLC Employee 401(k) Plan

 10.30* Form of Nonqualified Stock Option Agreement

  21.1* Subsidiaries of Packaging Dynamics Corporation

  99.1  Information Statement

--------
 * Previously filed.
** To be filed by amendment.